Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Participants of the Accenture Ltd 2001 Employee Share Purchase Plan and the Compensation Committee of the Board of Directors of Accenture Ltd:

We have audited the accompanying statements of financial condition of Accenture Ltd 2001 Employee Share Purchase Plan (the “Plan”) as of August 31, 2003 and 2002, and the related statements of operations and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of Accenture Ltd 2001 Employee Share Purchase Plan as of August 31, 2003 and 2002, and the changes in its financial status for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
Chicago, Illinois
November 7, 2003